Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT TO PURCHASE ORDINARY SHARES

THIS AMENDMENT NO. 1 TO WARRANT TO PURCHASE ORDINARY SHARES is made this 30th day of June, 2023, by and between K2 HealthVentures Equity Trust LLC (“Holder”) and ASLAN Pharmaceuticals Limited, a Cayman Islands exempted company with registration number 289175 (the “Company”).

WHEREAS, Holder is the holder of that certain Warrant to Purchase Ordinary Shares dated July 12, 2021 issued by the Company to Holder (the “Warrant”); and

WHEREAS, in connection with certain credit transactions of even date herewith between K2 HealthVentures LLC and the Company, the parties desire to amend the Warrant in the manner set forth below;

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of Warrant. The Warrant is hereby amended:

(a) by changing the Warrant Price (as defined therein) to $0.1447 per Share (as defined therein), subject to further adjustment from time to time in accordance with the provisions of the Warrant;

(b) by adding the following new Section 2.5 thereto:

“2.5 Exercise Limitation. The Company shall not effect any exercise of this Warrant, and Holder shall not have the right to exercise any portion of this Warrant pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the Notice of Exercise, Holder (together with Holder’s affiliates and any other persons acting as a group together with Holder or any of Holder’s affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of the Class beneficially owned by Holder, together with its Attribution Parties, shall include the number of shares of the Class that would be issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of the Class which are issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder, together with its Attribution Parties, and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Holder, together with its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by Holder that the Company is not representing to Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.5 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by Holder, together with its Affiliates and any other Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of Holder, and the submission of a Notice of Exercise shall be deemed to be Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.5, in determining the number of outstanding shares of the Class (including shares represented by American Depositary Shares), Holder may rely on the number of outstanding shares of the Class (including shares represented by American Depositary Shares) as reflected in (A) the Company’s most recent periodic or annual report filed with the US Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of the Class outstanding. Upon the written or oral request of Holder, the Company shall within two (2) Business Days confirm orally and in writing to Holder the number of shares of the Class then outstanding. In any case, the number of outstanding shares of the Class (including shares represented by American Depositary Shares) shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of the Class (including shares represented by American Depositary Shares) was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Class outstanding immediately after giving effect to the issuance of shares of the Class issuable upon exercise of this Warrant. Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.5, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Class outstanding immediately after giving effect to the issuance of shares of the Class upon exercise of this Warrant held by Holder and the provisions of this Section 2.5 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this Section 2.5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.5 to correct this Section 2.5 (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 2.5 shall apply to a successor holder of this Warrant.”; and

(c) by changing the phrase “five (5)” where it appears in Section 1.3 thereof to “twenty-five (25)”.

2. No Adjustment Events. The Company represents and warrants that, since the original Issue Date of the Warrant, and except for the Company’s American Depositary Shares ratio change occurring on or about March 13, 2023, there has occurred no event of a type described in Section 2 thereof that resulted in an adjustment to the number of Shares, the Warrant Price or the Class (as defined in the Warrant).

3. No Other Amendments. Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

4. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its conflict of laws provisions.

5. Electronic Signatures. Each party hereto may execute this Amendment No. 1 by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Warrant to Purchase Ordinary Shares by their duly authorized representatives as of the date first above written.

ASLAN PHARMACEUTICALS LIMITED

By:	/s/ Carl Firth
Name:	Carl Firth
Title:	CEO

K2 HEALTHVENTURES EQUITY TRUST LLC

By:	/s/ Anup Arora
Name:	Anup Arora
Title:	Managing Director & CIO

ny-2582968

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